                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant / /

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        _

     (2)  Form, Schedule or Registration Statement No.:

        _

     (3)  Filing Party:

        _

     (4)  Date Filed:

        _

                       GLOBAL VILLAGE COMMUNICATION, INC.
                            1144 EAST ARQUES AVENUE
                          SUNNYVALE, CALIFORNIA 94086

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 31, 1996

TO THE STOCKHOLDERS OF GLOBAL VILLAGE COMMUNICATION, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Global Village Communication, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, July 31, 1996 at 9:00 a.m. local time at the Company's headquarters located at 1144 East Arques Avenue, Sunnyvale, California, for the following purposes:

     1. To elect five (5) directors to hold office until the 1997 Annual Meeting of Stockholders.

     2. To approve an amendment to the 1991 Stock Option Plan to increase the number of shares of Common Stock authorized for issuance thereunder by 700,000 shares.

     3. To approve an amendment to the 1994 Non-Employee Directors' Stock Option Plan to increase the number of shares of Common Stock authorized for issuance thereunder by 100,000 shares.

     4. To approve an amendment to the 1994 Non-Employee Directors' Stock Option Plan to provide an increase in the one-time grant to non-employee directors upon first becoming directors of the Company from 10,000 to 25,000 shares, and to increase the number of shares automatically granted each year to non-employee directors from 2,000 to 6,000 shares.

     5. To ratify the selection of KPMG Peat Marwick LLP as independent auditors of the Company for its fiscal year ending March 31, 1997.

     6. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on June 21, 1996, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                      LOGO
                                          James M. Walker
                                          Secretary
Sunnyvale, California
July 8, 1996

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU STILL MAY VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                       GLOBAL VILLAGE COMMUNICATION, INC.
                            1144 EAST ARQUES AVENUE
                          SUNNYVALE, CALIFORNIA 94086

                                PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Global Village Communication, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on July 31, 1996, at 9:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company's principal executive offices located at 1144 East Arques Avenue, Sunnyvale, California. The Company intends to mail this proxy statement and accompanying proxy card on or about July 8, 1996, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Common Stock at the close of business on June 21, 1996 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on June 21, 1996, the Company had outstanding and entitled to vote 16,796,178 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. The proxy may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 1144 East Arques Avenue, Sunnyvale, California 94086, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at the Company's 1997 Annual Meeting of Stockholders must be received by the Company not later than March 10, 1997 in order to be included in the proxy statement and proxy relating to that Annual Meeting.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     There are five nominees for the five Board positions presently authorized in the Company's Bylaws. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified or until such director's earlier death, resignation or removal. Of the nominees listed below, Messrs. Selvin, Lehmann and Compton are currently directors of the Company after having been elected by the stockholders.

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

     The names of the nominees and certain information about them are set forth below:

     Neil Selvin, age 43, has served as President and Chief Executive Officer and director of the Company since March 1993. From February 1990 to March 1993, he was Director of Marketing at Apple Computer for the PowerBook product family and prior to that for Apple's peripherals product line. From 1985 to 1990, Mr. Selvin was employed by Ampex Corporation, a manufacturer of electronics products, most recently as Chief Operating Officer of its Video Systems division and also as business unit general manager and in several marketing management positions. Prior to joining Ampex Corporation, Mr. Selvin held marketing, sales and technical management positions at Varian Associates and Apollo Lasers. Mr. Selvin received a B.A. in physics and mathematics from Pomona College, an M.S. in physics from Brown University, and an M.B.A. from Harvard Business School.

     Leonard A. Lehmann, age 41, has served as Chairman of the Board of the Company since its founding in June 1989. From January 1993 to March 1996, Mr. Lehmann served as Vice President, Advanced Products and has evaluated new technologies and performed strategic planning for the Company. From March 1992 to January 1993, he served as Vice President, Engineering of the Company. From June 1989 to March 1992, he served as the Company's Chief Executive Officer. Mr. Lehmann was also a founder of DigiRad Corporation, a medical imaging company, and GreenSpring Computers, Inc., an industrial computer manufacturer. Mr. Lehmann was President and Chief Executive Officer of GreenSpring Computers from 1985 to 1989 and is no longer affiliated with GreenSpring Computers. Mr. Lehmann received a B.S. in electrical engineering from Cornell University, and an M.S. and a Ph. D. in electrical engineering from Stanford University.

     Kevin R. Compton, age 37, has been a director of the Company since July 1992. Since December 1990, Mr. Compton has been a partner of Kleiner Perkins Caufield & Byers, a venture capital firm. From May 1985 to December 1990, Mr. Compton was the Vice President and General Manager of the network systems team at Businessland, Inc., a computer retailer, and at AmeriSource Corporation prior to its acquisition by Businessland. Mr. Compton is also a director of several privately held companies.

     Eugene Eidenberg, age 56, is a nominee for director. Mr. Eidenberg is an Advisory Director at Hambrecht & Quist working in the telecommunications services sector. Before joining Hambrecht & Quist in October 1995, Mr. Eidenberg held several executive positions at MCI. From June 1993 to December 1994, he was Executive Vice President and Group Executive for MCI's international business. From January 1990 to July 1993, he was Executive Vice President for strategic planning, corporate development and regulatory and public policy matters. From March 1987 to January 1990, Mr. Eidenberg served as President and CEO of

Macrovision Corporation, a privately-held video technology company. He currently chairs the Board of Directors of publicly-traded LXR, a biotechnology company.

     Kenneth A. Goldman, age 47, is a nominee for director. Mr. Goldman is a Senior Vice President, Finance and Chief Financial Officer at Sybase, Inc. since March 1994. From July 1992 through March 1994, he served as Vice President, Finance and Chief Financial Officer at Sybase, Inc. Before joining Sybase, Inc., from September 1989 to July 1992, Mr. Goldman served as Vice President, Finance and Administration and Chief Financial Officer for Cypress Semiconductor, Inc., a semiconductor manufacturer. From January 1983 to August 1989, he was Chief Financial Officer of VLSI Technology, Inc., a semiconductor manufacturer. Prior to that, Mr. Goldman worked at Memorex Corporation and Fairchild Semiconductor. Mr. Goldman is a director of the Baystone Software Company and is an advisory board member of Qualix Corporation and 4th Network.

     The Company's directors will be elected at each annual stockholders' meeting and will serve a term of one year or until their respective successors are elected or until death, resignation or removal. Officers are appointed by, and serve at the discretion of, the Board of Directors. There are no family relationships among any directors or executive officers of the Company.

BOARD COMMITTEE AND MEETINGS

     During the fiscal year ended March 31, 1996, the Board of Directors held seven meetings. The Board has an Audit Committee, a Compensation Committee and a Non-Officer Stock Option Committee.

     During the 1996 fiscal year, the Audit Committee consisted of Lawrence Finch and Michael Moritz. The Audit Committee makes recommendations to the Board regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditor, reviews the Company's balance sheet, statement of operations and cash flows and reviews and evaluates the Company's internal control functions. The Audit Committee met one time during the 1996 fiscal year.

     During the 1996 fiscal year, the Compensation Committee consisted of Messrs. Moritz, Cohn and Ring. The Compensation Committee administers the Company's 1991 Stock Option Plan and 1993 Employee Stock Purchase Plan and makes recommendations to the Board concerning salaries and incentive compensation for employees and consultants of the Company. The Compensation Committee met one time during the 1996 fiscal year.

     During the 1996 fiscal year, the Non-Officer Stock Option Committee consisted of Messrs. Selvin, Lehmann and Moritz. The Non-Officer Stock Option Committee makes grants of stock options under the Company's 1991 Stock Option Plan. The Non-Officer Stock Option Committee met six times during fiscal 1996.

     During the 1996 fiscal year, Mr. Cohn, a former director of the Company, attended approximately 62% of the meetings of the Board and of the committee on which he served. During the fiscal year ended March 31, 1996, each other Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served that were held during the period for which he was a director or committee member.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     The Company believes that during the 1996 fiscal year all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were complied with.

                                   PROPOSAL 2

                    AMENDMENT OF THE 1991 STOCK OPTION PLAN

     The Company's 1991 Stock Option Plan (the "1991 Plan") was approved by the Board of Directors and the stockholders in September 1991.

     In April 1996, the Board approved an amendment to the 1991 Plan increasing the number of shares reserved for issuance by an additional 700,000 shares, for an aggregate of 5,100,000 shares reserved for issuance under the 1991 Plan. The stockholders are requested to approve this amendment to the 1991 Plan.

     As of June 21, 1996, options to purchase 1,878,695 shares had been exercised, options to purchase 2,358,347 shares were outstanding at a weighted average per share price of $9.85 and 162,958 shares remained available for future grants under the 1991 Plan.

     The affirmative vote of the holders of a majority of the shares represented, in person or by proxy, and voting at the Annual Meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) will be required to approve the amendment to the 1991 Plan. Abstentions will be counted toward the number of shares represented and voting at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies "FOR" the amendment to the 1991 Plan.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

                                   PROPOSAL 3

                 AMENDMENT OF THE 1994 NON-EMPLOYEE DIRECTORS'
               STOCK OPTION PLAN INCREASING THE NUMBER OF SHARES
                      OF COMMON STOCK AVAILABLE THEREUNDER

     The Company's 1994 Non-Employee Directors' Stock Option Plan (the "1994 Plan") was approved by the Board of Directors and the stockholders in January 1994.

     In April 1996, the Board approved an amendment to the 1994 Plan increasing the number of shares reserved for issuance by an additional 100,000 shares for an aggregate of 200,000 shares eligible for issuance under the 1994 Plan. The stockholders are requested to approve this amendment. As of June 21, 1996, options to purchase 5,333 shares had been exercised, options to purchase 42,667 shares were outstanding at a weighted average per share price of $8.70.

     The affirmative vote of the holders of a majority of the shares represented, in person or by proxy, and voting at the Annual Meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) will be required to approve the foregoing amendment to the 1994 Plan. Abstentions will be counted toward the number of shares represented and voting at the Annual Meeting. Unless otherwise instructed, the proxyholders will vote the proxies "FOR" the amendment of the 1994 Plan.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

     Each of the non-employee directors of the Company has a personal interest in the approval by the stockholders of the proposed amendment to the 1994 Plan, as such amendment will result in additional options available under the 1994 Plan which may be granted to such non-employee directors.

                                   PROPOSAL 4

                 AMENDMENT OF THE 1994 NON-EMPLOYEE DIRECTORS'
                        STOCK OPTION PLAN INCREASING THE
                      INITIAL AND ANNUAL GRANTS THEREUNDER

     In April 1996, the Board approved an amendment to the 1994 Plan, subject to stockholder approval, to provide an increase in the one-time grants to non-employee directors upon first becoming directors of the Company from 10,000 to 25,000, and to increase the number of shares automatically granted each year to non-employee directors from 2,000 to 6,000 shares. The stockholders are requested to approve this amendment.

     The affirmative vote of the holders of a majority of the shares represented, in person or by proxy, and voting at the Annual Meeting (which shares voting affirmatively also constituted at least a majority of the required quorum) will be required to approve the foregoing amendment to the 1994 Plan. Abstentions will be counted toward the number of shares represented and voting at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies "FOR" the Amendment to the 1994 Plan.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4.

     Each of the non-employee directors of the Company has a personal interest in the approval by the stockholders of the proposed amendment to the 1994 Plan, as such amendment will result in each non-employee director receiving additional options to purchase shares under the 1994 Plan.

                                   PROPOSAL 5

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending March 31, 1997 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. KPMG Peat Marwick LLP has been the Company's auditors since November 1992. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of KPMG Peat Marwick LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of KPMG Peat Marwick LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board at their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG Peat Marwick LLP.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 5.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of May 31, 1996, with respect to: (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers (as hereinafter defined in the Summary Compensation Table), and (iv) all directors and executive officers of the Company as a group. Except as set forth below, the address of each individual is the address of the Company as set forth herein.

                                                                       NUMBER OF     PERCENT OF
                         BENEFICIAL OWNER(1)                            SHARES       TOTAL(2)(3)
- ---------------------------------------------------------------------  ---------     -----------
KOPP Investment Advisors, Inc........................................  2,828,862         16.8%
  6600 France Avenue, Suite 672
  Edina, MN 55435
Michael O'Neill......................................................    890,581          5.3%
Leonard A. Lehmann(4)................................................    439,985          2.6%
Neil Selvin(5).......................................................    295,602          1.8%
Eugene Eidenberg.....................................................        -0-            *
Kenneth A. Goldman...................................................        -0-            *
James M. Walker(6)...................................................     60,843            *
Charles Oppenheimer(7)...............................................     49,546            *
Rex Cardinale........................................................     24,377            *
James Brown(8).......................................................     14,165            *
Kevin R. Compton(9)..................................................      8,859            *
Doug Dennerline(10)..................................................      2,750            *
All Directors and Officers as a group (12 persons)(11)...............    968,627          5.7%

- ---------------
  *  Less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

 (2) Percentage of beneficial ownership is based on 16,796,178 shares of Common Stock outstanding as of May 31, 1996.

 (3) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Unless otherwise indicated, the persons named in this table have sole voting and sole investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. Common Stock subject to options that are currently exercisable or are exercisable within 60 days of the date of this proxy statement are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of any other person.

 (4) Includes 439,985 shares held by Lehmann family trusts.

 (5) Includes 130,528 shares subject to stock options exercisable within 60 days of May 31, 1996.

 (6) Includes 40,000 shares subject to stock options exercisable within 60 days of May 31, 1996.

 (7) Includes 23,700 shares subject to stock options exercisable within 60 days of May 31, 1996.

 (8) Includes 14,165 shares subject to stock options exercisable within 60 days of May 31, 1996.

 (9) Includes 4,400 shares subject to stock options exercisable within 60 days of May 31, 1996.

(10) Includes 2,750 shares subject to stock options exercisable within 60 days of May 31, 1996.

(11) Includes 680,584 shares held by officers and directors or entities affiliated with officers and directors of the Company and 288,043 shares subject to stock options held by officers and directors, exercisable within 60 days of May 31, 1996.

SUMMARY COMPENSATION TABLE

     The following table shows, as to the Chief Executive Officer, the four highest compensated executive officers (other than the Chief Executive Officer) and one former executive officer who would have been one of the four highest compensated executive officers had such former executive officer been employed by the Company at the end of the 1996 fiscal year (each, a "Named Executive Officer"), the compensation paid for services to the Company in all capacities during the 1996 fiscal year, as well as the total compensation paid to each such individual for the Company's previous two fiscal years.

                                                                                              LONG-TERM
                                                        ANNUAL COMPENSATION              COMPENSATION AWARDS
                                             -----------------------------------------       SECURITIES
                                                                        OTHER ANNUAL         UNDERLYING
   NAME AND PRINCIPAL POSITION     YEAR(1)   SALARY($)   BONUS($)(1)   COMPENSATION($)       OPTIONS(#)
- ---------------------------------  -------   ---------   -----------   ---------------   -------------------
Neil Selvin......................    1994     167,697       52,721           --                     --
  President and Chief                1995     200,000      104,700           --                125,000
  Executive Officer                  1996     249,976      173,653           --                     --
James M. Walker(2)...............    1994      77,307       34,088           --                150,000
  Vice President, Finance and
     Chief                           1995     150,000       51,827           --                     --
  Financial Officer                  1996     158,983       88,354           --                     --
Charles R. Oppenheimer(3)........    1994      87,660       27,720           --                110,000
  Vice President and General         1995     133,000       50,130           --                     --
  Manager, Communications            1996     160,980       93,191           --                     --
  Systems Division
James Brown(4)...................    1994      25,920           --           --                 70,000
  Vice President, Operations         1995     124,000       48,686           --                 20,000
                                     1996     139,994       77,801           --                     --
Rex Cardinale(5).................    1994      27,305           --           --                     --
  Former Vice President and          1995     119,986       36,000           --                     --
  General Manager, Internet          1996     141,991       65,759           --                     --
  Services Division
Douglas Dennerline(6)............    1994      46,874       42,954           --                 33,000
  Vice President, Sales              1995      79,492       59,715           --                     --
                                     1996     119,722       77,361           --                 80,000

- ---------------
(1) Messrs. Selvin, Walker, Oppenheimer, Cardinale, Dennerline and Brown earned a bonus as a percentage of base salary paid in the fiscal year ended March 31, 1996. In addition, Mr. Dennerline earned commissions based on the Company's satisfaction of sales objectives.

(2) Mr. Walker joined the Company as Vice President, Finance and Chief Financial Officer in September 1993.

(3) Mr. Oppenheimer joined the Company as Vice President, Marketing in June
1993.

(4) Mr. Brown joined the Company as Vice President, Operations in January 1994.

(5) Mr. Cardinale joined the Company as Vice President, Internet Services Division in January 1994 and ceased to be employed by the Company in February 1996 as a result of the Company's decision to make the Internet Services Division a standalone business.

(6) Mr. Dennerline joined the Company as Director, North America Sales in August 1993.

STOCK OPTION GRANTS AND EXERCISES

     The following table sets forth each grant of stock options made during the fiscal year ended March 31, 1996 to each of the Named Executive Officers:

                                                                                               POTENTIAL
                                                                                              REALIZABLE
                                                                                           VALUE AT ASSUMED
                                      INDIVIDUAL GRANTS                                     ANNUAL RATES OF
                                  --------------------------                                     STOCK
                                    NUMBER     PERCENTAGE OF                              PRICE APPRECIATION
                                  SECURITIES   TOTAL OPTIONS                                      FOR
                                  UNDERLYING    GRANTED TO     EXERCISE OR                    OPTION TERM
                                   OPTIONS     EMPLOYEES IN    BASE PRICE    EXPIRATION   -------------------
              NAME                 GRANTED      FISCAL YEAR      ($/SH)       DATE(1)       5%          10%
- --------------------------------  ----------   -------------   -----------   ----------   -------     -------
Douglas Dennerline..............    20,000           2%          $ 16.50       09/12/05   207,535     525,935
Douglas Dennerline..............    60,000           6%          $ 10.25       10/04/05   386,770     980,152

- ---------------
(1) Any of the options that are exercisable on the date of termination of employment may be exercised until the earlier of 30 days after such termination and the expiration date unless such termination was a result of total and permanent disability, in which case they are exercisable until the earlier of one year after such termination and the expiration date, or death, in which case they are exercisable until the earlier of 18 months after such termination and the expiration date.

     The following table sets forth information for the Named Executive Officers with respect to (i) the number of securities underlying unexercised options held as of March 31, 1996 and (ii) the value of unexercised in-the-money options (i.e., options for which the fair market value of the Common Stock ($14.88 at March 31, 1996) exceeds the exercise price) as of March 31, 1996:

                  FISCAL YEAR-END OPTION VALUES AND AGGREGATED
                      OPTION EXERCISES IN FISCAL YEAR 1996

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                SHARES                     OPTIONS AT MARCH 31, 1996      AT MARCH 31, 1996(1)($)
                              ACQUIRED ON      VALUE      ---------------------------   ---------------------------
            NAME              EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ----------------------------  -----------   -----------   -----------   -------------   -----------   -------------
Neil Selvin.................    100,000      1,385,200       81,226        327,068        794,896       3,613,024
James M. Walker.............      5,000         60,000       30,000         75,000        356,400         891,000
Douglas Dennerline..........      6,800        106,290          550         95,950          7,084         483,236
Charles R. Oppenheimer......     20,000        288,800       16,366         51,334        227,160         712,516
James Brown.................     17,500        166,940       17,832         54,668        123,348         380,452
Rex Cardinale...............     32,000        331,840           --             --             --              --

- ---------------
(1) Based on the fair market value of the Common Stock as of March 31, 1996 ($14.88) minus the exercise price, multiplied by the number of shares underlying the option.

THE 1991 STOCK OPTION PLAN

     The Company's 1991 Stock Option Plan (the "Option Plan") was adopted by the Board of Directors in September 1991 and amended in December 1993. The purpose of the Option Plan is to attract and retain qualified personnel, to provide additional incentives to employees, officers, directors and consultants of the Company and to promote the success of the Company's business. Pursuant to the Option Plan, the Company may grant or issue incentive stock options to employees and officers and supplemental (nonqualified) stock options to consultants, employees, officers and directors. The stockholders have authorized a total of 4,400,000 shares of Common Stock (5,100,000 if Proposal No. 2 is approved) for issuance under the Option Plan. At March 31, 1996, options to purchase 1,825,407 shares of Common Stock had been exercised under the Option Plan and the Company had outstanding options to purchase 2,273,287 shares of Common Stock at a weighted average per share exercise price of $9.42.

     Although no vesting schedule is required under the Option Plan, options previously granted under the Option Plan generally have become exercisable at a rate of 20% to 25% of the shares subject to the option on the first anniversary of the option grant with the remaining shares subject to the option becoming exercisable in equal monthly installments over the next three or four years. The maximum term of a stock option under the Option Plan is ten years, but if the optionee of an incentive stock option at the time of grant has voting power over more than 10% of the Company's outstanding capital stock, the maximum term of the incentive stock option is five years. The exercise price of incentive stock options granted under the Option plan must be at least equal to 100%, or 110% with respect to holders of 10% of the voting power of the Company's outstanding capital stock, of the fair market value of the stock subject to the option on the date of grant. The exercise price of supplemental stock options granted under the Option Plan must be at least equal to 85% of the fair market value of the stock subject to the option on the date of the grant. No executive officer or director is eligible to be granted options covering more than 1,000,000 shares of the Company's Common Stock in any twelve-month period. The Option Plan provides that in the event of any change in control of the Company, other than a change in control approved by a majority of the Company's Board of Directors, the vesting of all options issued pursuant to the Option Plan, including those granted to the Named Executive Officers, shall accelerate and become immediately exercisable.

     The Option Plan may be amended at any time by the Board, although certain amendments require stockholder approval. The Option Plan will terminate in September 2001 unless earlier terminated by the Board.

  Tax Treatment

     The following discussion of the tax treatment of stock options relates solely to federal income taxes.

     Incentive Stock Options. Incentive stock options under the Option Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Internal Revenue Code of 1986, as amended (the "Code").

     Generally, there are no regular federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may subject the optionee to alternative minimum tax.

     If an optionee holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be long-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition the optionee will realize taxable ordinary income equal to the lesser of (i) the excess of the stock's fair market value on the date of exercise over the exercise price, and
(ii) the amount realized upon the disposition over the exercise price. The optionee's additional gain, or any loss upon the disqualifying disposition, will be a capital gain or loss which will be long-term or short-term depending on whether the stock was held for more than one year. Generally, capital gains currently are subject to lower tax rates than ordinary income. The maximum capital gains rate for federal income tax purposes currently is 28% while the maximum ordinary income rate is effectively 39.6%. Different rules may apply to optionees who acquire stock subject to certain repurchase options of the Company or who are subject to Section 16(b) of the Exchange Act.

     To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company generally will be entitled (subject to the requirement of reasonableness and the provisions of Section 162(m) of the
Code) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

     Nonstatutory Stock Options. Nonstatutory stock options granted under the Option Plan generally have the following federal income tax consequences:

     There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness and the provisions of Section 162(m) of the Code, the Company generally will be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long or short-term depending on whether the stock was held for more than one year. Different rules may apply to optionees who acquire stock subject to certain repurchase options of the Company or who are subject to Section 16(b) of the Exchange Act.

     Potential Limitation on Company Deductions. As part of the Omnibus Budget Reconciliation Act of 1993, the U.S. Congress amended the Code to add Section 162(m) which denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

     Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with proposed Treasury regulations issued under Code Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that: (i) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specific period; (ii) the per-employee limitation is approved by the stockholders; (iii) the option is granted by a compensation committee comprised solely of "outside directors" and (iv) either the exercise price of the option is no less than the fair market value of the stock on the date of grant or the option is granted (or exercisable) only upon (as certified by the compensation committee) the achievement of an objective performance goal established by the compensation committee while the outcome is substantially uncertain.

THE 1994 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

     In January 1994, the Company adopted the 1994 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") to provide for the automatic grant of options to purchase shares of Common Stock to each person who is elected as a director of the Company and who is not otherwise employed by the Company (a "Non-Employee Director"). Options granted under the Directors' Plan are intended by the Company not to qualify as incentive stock options under the Code. Option grants under the Directors' Plan are nondiscretionary. The Directors' Plan is administered by the Board, unless the Board delegates administration to a committee of disinterested directors. The maximum number of shares of Common Stock that may be issued pursuant to options granted under the Directors' Plan is 100,000 (200,000 if Proposal No. 3 is approved). Pursuant to the terms of the Directors' Plan, each Non-Employee Director will automatically be granted an option to purchase 10,000 shares (25,000 if Proposal No. 4 is approved) of Common Stock (subject to adjustment as provided in the Directors' Plan) upon the date of his or her election to the Board. At the end of each fiscal year of the Company, commencing March 31, 1995, each person who is presently serving as a Non-Employee Director and has been a Non-Employee Director for at least three months shall be granted an option to purchase 2,000 shares (6,000 if Proposal No. 4 is approved) of Common Stock (subject to adjustment as provided in the Directors' Plan). Each person who was a Non-Employee Director of the Company on the date of adoption of the Directors' Plan was granted an option, effective concurrent with the effectiveness of the Company's initial public offering, to purchase 10,000 shares of Common Stock of the Company at an exercise price of $8.00 per share.

     No option granted under the Directors' Plan may be exercised after the expiration of ten years from the date it was granted. Options granted under the Directors' Plan will become exercisable in five annual installments commencing on the effective date of the offering. Subsequent option grants to Non-Employee Directors under the Directors' Plan will vest from the date of grant. Vesting is contingent upon the continuous service of the director. The exercise price of options granted under the Directors' Plan must equal or exceed the fair market value of the Common Stock on the date of grant. Options granted under the Directors' Plan are subject to limitations on transfer. The Directors' Plan terminates in January 2004, unless terminated earlier by the Board.

  Tax Treatment

     Stock options granted under the Directors' Plan are subject to federal income tax treatment pursuant to rules governing options that are not incentive stock options. See "The Stock Option Plan -- Tax Treatment" above.

EMPLOYEE STOCK PURCHASE PLAN

     In December 1993, the Company adopted the 1993 Employee Stock Purchase Plan (the "Purchase Plan"), authorizing the issuance of 300,000 shares pursuant to purchase rights granted to employees of the Company. The Purchase Plan provides a means by which employees may purchase Common Stock of the Company through payroll deductions. The Purchase Plan is implemented by offerings of rights to eligible employees. Generally, each offering is twelve months in duration with purchases occurring every six months. Common Stock is purchased for accounts of employees participating in the Purchase Plan at a price per share equal to the lower of (i) 85% of the fair market value of a shares of Common Stock on the date of commencement of participation in the offering or (ii) 85% of the fair market value of a share of Common Stock on the date of purchase. Generally, all regular employees, including executive officers, who work at least 20 hours per week and customarily are employed by the Company or a subsidiary of the Company for at least five months per calendar year may participate in the Purchase Plan and may authorize payroll deductions of up to 10% of their compensation for the purchase of stock under the Purchase Plan. Eligible employees may be granted rights to purchase stock of the Company only if such rights together with any other rights granted under employee stock purchase rights do not accrue to an amount which exceeds $25,000 of fair market value of such stock (at the time of grant) for each calendar year in which such rights are outstanding. No employee is eligible for the grant of any rights under the Purchase Plan if immediately after such rights are granted, such employee has voting power over 5% or more of the Company's outstanding capital stock. As of March 31, 1996, 119,077 shares had been purchased under the Purchase Plan. The Purchase Plan will terminate in December 2003, unless earlier terminated by the Board.

  Tax Treatment

     The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. A participant will be taxed on amounts withheld for the purchase of shares as if such amounts were paid to the participant. Other than this, no income will be taxable to a participant until disposition of the shares acquired, and the method of taxation will depend upon the holding period of the purchased shares.

     If the shares are sold or otherwise disposed of more than two years from the first day of the offering period, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period.

     There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Purchase Plan. The Company generally is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant by reason of a disposition before the expiration of the holding periods described above.

              REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF
                      DIRECTORS ON EXECUTIVE COMPENSATION

GENERAL

     The Company was privately held until February 1994 when the Company completed its initial public offering. Prior to that time, the Board of Directors made all decisions with respect to executive compensation, including the establishment of base salaries, equity grants and the Company's Management Incentive Plan for determining officer bonuses. All decisions with respect to executive compensation currently are made by the Compensation Committee of the Board of Directors.

COMPENSATION PHILOSOPHY

     The primary goal of the Company is to align compensation with the Company's business objectives and performance. The Company's aim is to attract, retain and reward executive officers and other key employees who contribute to the longterm success of the Company and to motivate those individuals to enhance long-term stockholder value. To establish this relationship between executive compensation and the creation of stockholder value, the Compensation Committee has adopted a total compensation package comprised of base salary, bonus and stock option awards. Key elements of this compensation package are:

        - The Company pays competitively with leading technology companies with which the Company competes for talent.

        - The Company maintains annual incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

        - The Company provides significant equity-based incentives for executives and other key employees to ensure that individuals are motivated over the long term to respond to the Company's business challenges and opportunities as owners and not just as employees.

EXECUTIVE OFFICER COMPENSATION

     Of the Company's current executive officers other than the Chief Executive Officer, six officers joined the Company in fiscal 1994, one officer joined the Company in fiscal 1996, and the remaining officer was a founder of the Company. With respect to the officers hired in fiscal 1994 and 1996, salary and stock option grants were determined on the basis of negotiations between the Company and the officer with due regard to the officer's experience, the Company's needs and market conditions at the time. The Board also examined a published salary survey of similar companies with a view to ensuring that the compensation was competitive but reasonable. The salary of the founding officer was based upon discussions between the Company and such officer.

     Bonuses for all executive officers, including the Chief Executive Officer, were determined in accordance with the Company's Management Incentive Program, which was established by the Board in January 1993 and revised in April 1995. The Management Incentive Program provides that bonuses will be determined in accordance with a matrix based upon the degree to which the Company's total revenues and net income before taxes meet the Company's business plan. A target bonus as a percentage of base salary was established for each executive officer. As a result of the Company's performance during fiscal 1996, each executive officer, including the Chief Executive Officer, received a corresponding bonus.

LONG-TERM INCENTIVES

     The Company's primary long-term incentive program presently consists of the 1991 Stock Option Plan (the "Option Plan"). Although the Option Plan has no required vesting schedule, options previously granted under the Option Plan generally have become exercisable at a rate of 20% to 25% of the shares subject to the option on the first anniversary of the option grant with the remaining shares subject to the option becoming exercisable over the next three or four years. Through option grants, executives receive significant equity incentives to build long-term stockholder value. The exercise price of incentive options granted under the Option Plan generally is 100% of the fair market value of the underlying stock on the date of grant. Officers receive value from these grants only if the Company's Common Stock appreciates.

COMPANY PERFORMANCE AND CHIEF EXECUTIVE OFFICER COMPENSATION

     The Chief Executive Officer's salary and stock option grant for fiscal 1996 were determined on the basis of negotiations between the Company and the Chief Executive Officer with due regard to his experience, the Company's needs and market conditions. The Board also has examined a published salary survey of similar companies. The Chief Executive Officer's bonus was determined in accordance with the Management Incentive Program that governed the bonuses of the other executive officers.

CERTAIN TAX CONSIDERATION

     Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal income tax purposes of not more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code.

     The Board believes that at the present time it is unlikely that the compensation paid to any executive officer in this taxable year will exceed $1 million. Therefore, the Board has not established a policy for determining which forms of incentive compensation awarded to executive officers shall be designed to qualify as "performance-based compensation."

     From the members of the Compensation Committee of the Board of Directors of Global Village Communication, Inc. for the 1996 fiscal year:

       Michael Moritz
        Robert S. Cohn
        David H. Ring

                       PERFORMANCE MEASUREMENT COMPARISON

     The following chart shows the value of an investment of $100 in cash of (i) the Company's Common Stock at the initial offering price on February 24, 1994 of $8.00 per share, (ii) the Standard & Poor's High Tech Composite Index, (iii) the Nasdaq Stock Market -- US Index, and (iv) the Hambrecht & Quist Technology Index, as if all such investments were made as of January 31, 1994. All values assume reinvestment of the full amount of all dividends:

     Measurement Period                                                             H&Q TECH-
   (Fiscal Year Covered)       Global Village       NASDAQ            S&P             NOLOGY
2/24/94                                   100              100              100              100
3/94                                      125               93               99               95
6/94                                       97               89               95               88
9/94                                      116               96              104              101
12/94                                     114               95              111              110
3/95                                      147              103              125              122
6/95                                      195              118              154              148
9/95                                      172              133              163              169
12/95                                     242              134              160              165
3/96                                      186              140              169              168

                                     PROXY

                       GLOBAL VILLAGE COMMUNICATION, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 PROXY FOR 1996 ANNUAL MEETING OF STOCKHOLDERS

         The undersigned stockholder of GLOBAL VILLAGE COMMUNICATION, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated July 8, 1996, and the Company's Annual Report for its fiscal year ended March 31, 1996, and hereby appoints Neil Selvin and James Walker and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 1996 Annual Meeting of Stockholders of GLOBAL VILLAGE COMMUNICATION, INC., to be held on July 31, 1996, at 9:00 a.m., local time at the Company's headquarters located at 1144 East Arques Avenue, Sunnyvale, California and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth on the reverse side.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                               /SEE REVERSE SIDE/

                                  DETACH HERE

/x/  Please mark votes as in this example.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, IT WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS, AND FOR PROPOSALS 2, 3, 4 AND 5.

1.  Election of Directors

Nominees: Neil Selvin, Leonard A. Lehmann, Kevin R. Compton, Eugene Eidenberg and Kenneth A. Goldman

                        FOR             WITHHELD
                        / /               / /

/ / _________________________________________      MARK HERE FOR ADDRESS  / /
For all nominees except as noted above             CHANGE AND NOTE BELOW

2.  To approve an amendment to the 1991         FOR     AGAINST     ABSTAIN
    Stock Option Plan to increase the number    / /       / /         / /
    of shares of Common Stock authorized for issuance thereunder by 700,000 shares.

3.  To approve an amendment to the 1994         FOR     AGAINST     ABSTAIN
    Non-Employee Directors' Stock Option        / /       / /         / /
    Plan to increase the number of shares of Common Stock authorized for issuance thereunder by 100,000 shares.

4.  To approve an amendment to the 1994         FOR     AGAINST     ABSTAIN
    Non-Employee Directors' Stock Option        / /       / /         / /
    Plan to provide an increase in the
    one-time grant to non-employee directors upon first becoming directors of the Company from 10,000 to 25,000 shares, and to increase the number of shares automatically granted each year to non-employee directors from 2,000 to 6,000 shares.

5.  To ratify the appointment of KPMG Peat      FOR     AGAINST     ABSTAIN
    Marwick LLP as independent auditors of      / /       / /         / /
    the Company.

6. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.



Signature: _____________________________________   Date: _____________________


Signature: _____________________________________   Date: _____________________

NOMINEES: Neil Selvin, Leonard A. Lehmann, Kevin R.
Compton, Eugene Eidenberg and Kenneth A. Goldman

                FOR             WITHHELD
              /    /             /    /


/    /                                          MARK HERE
- ----------------------------------------        FOR ADDRESS  /    /
For all nominees except as noted above          CHANGE AND
                                                NOTE BELOW



2. To approve an amendment to the 1991 Stock Option Plan to increase the number of shares of Common Stock authorized for issuance
   thereunder by 700,000 shares.                                         /    /

3. To approve an amendment to the 1994 Non-Employee Directors' Stock
   Option Plan to increase the number of shares of Common Stock
   authorized for issuance thereunder by 100,000 shares.                /    /

4. To approve an amendment to the 1994 Non-Employee Directors'
   Stock Option Plan to provide an increase in the one-time grant to non-employee directors upon first becoming directors of the
   Company from 10,000 to 25,000 shares, and to increase the
   number of shares automatically granted each year to non-employee
   directors from 2,000 to 6,000 shares.                                /    /

5. To ratify the appointment of KPMG Peat Marwick LLP as independent
   auditors of the Company.                                             /    /

6. To transact such other business as may properly any adjournment
   or postponement thereof.                                             /    /



Signature:___________________________________  Date:______________


Signature:___________________________________  Date:______________